Item 77C
Morgan Stanley Allocator Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006, to permit
further solicitation of proxies. The meeting was held on
August 23, 2006 and the voting results with respect to these proposals were as follows:

(1) Election of Trustees:

                                       For    Withhol Absta    BNV*
                                                 d      in
Frank L. Bowman...................   4,294,4   93,372      0       0
                                          47
Kathleen A.                          4,303,0   84,754      0       0
Dennis....................                65
James F.                             4,303,1   84,647      0       0
Higgins.....................              72
Joseph J.                            4,303,1   84,647      0       0
Kearns.....................               72
Michael F.                           4,303,0   84,754      0       0
Klein......................               65
W. Allen Reed......................  4,303,0   84,754      0       0
                                          65
Fergus Reid........................  4,302,0   85,805      0       0
                                          14

(3) Modify certain fundamental investment restrictions:

                                          For    Again   Absta   BNV*
                                                   st      in
Modify fundamental policy regarding      3,662,5  109,5   135,8  479,9
borrowing money......                         64     11      13     31
Modify fundamental policy regarding      3,669,1  107,6   131,0  479,9
loans..............                           74     37      77     31
Modify fundamental policy regarding      3,658,3  115,3   134,1  479,9
investment in commodities, commodity          60     51      77     31
contracts and futures
contracts................
Modify fundamental policy regarding      3,667,9  101,8   138,0  479,9
issuance of senior securities..               28     81      79     31

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.